Exhibit 99.1

PRESS RELEASE

RELATIONAL AMENDS COUNTERCLAIM TO BLOCK DELAY OF SOVEREIGN’S ANNUAL MEETING

CALLS SOVEREIGN’S MOTIVES TRANSPARENTLY DESTRUCTIVE OF
FUNDAMENTAL SHAREHOLDER RIGHTS

SAN DIEGO, CA, January 5, 2006 – Relational Investors LLC today said that Sovereign Bancorp, Inc.’s (NYSE: SOV) announcement that it would postpone its annual shareholder meeting by over four months represents still another egregious assault on the rights of its shareholders.  In Relational’s view, Sovereign’s board has now lost any remaining modicum of credibility.

In order to preserve its rights and the rights of all shareholders, Relational today amended its counterclaim in the existing litigation in the Southern District of New York to request that the court block what Relational believes is a destruction of fundamental shareholder rights.  As part of its claim, Relational asserted that it believed that the sole purpose for Sovereign’s recent actions was to ensure that current shareholders’ votes were diluted in the face of Relational’s effort to elect two directors and remove Sovereign’s board.

Relational believes that Sovereign purposefully sought to avoid putting the proposed Independence Community Bank (Nasdaq: ICBC) and Santander (NYSE: STD) transactions to a shareholder vote because it feared that shareholders would reject them.  If Sovereign can delay the annual meeting long enough to close the Santander transaction, existing shareholders’ voting power at the annual meeting will be diluted by at least 20%.  In addition, Sovereign recently repudiated 13 years of public disclosure to shareholders regarding their right to remove directors at any annual meeting without cause, claiming that such statements were made “in error.”

Sovereign justifies postponing the shareholders’ meeting because “it is essential for management to focus its full attention on [Sovereign’s proposed acquisition of Independence Community Bank] and integration…”  This is disingenuous, particularly considering Sovereign’s announcement in October that it intended to close the Independence and Santander transactions around July 1, more than two months after the originally scheduled annual meeting, its multiple statements about its ability to integrate Independence and its commitment to superior shareholder rights and proper corporate governance.  Moreover, in our view Sovereign’s claim that the meeting needed to be postponed because of “the potential confusion created by Relational Investors’ recent statement that it would seek to remove the entire Board without cause” fails even to meet the straight face test.  The only “confusion” on this point — if there be any — is the result of Sovereign repudiating 13 years of public disclosure concerning shareholders’ right to remove directors at any annual meeting without cause.

Ralph Whitworth, Principal of Relational, said: “Sovereign’s board continues to march forward on its cynical campaign to deprive its shareholders, at their expense, of the right to vote on transformational transactions and vote on the very directors they are entitled to elect.  We are confident that neither our legal system nor our free market system will allow these machinations to prevail over the owners of the company.  We will respond to these actions vigorously and relentlessly and seek every available remedy under the law.”

About Relational Investors

Relational Investors LLC is a registered investment advisor and asset management firm located in San Diego, California managing $6.1 billion.  Additional information about Relational is available on their website at www.rillc.com.

Further Information About Relational’s SEC Filings

On October 20, 2005, Relational, together with a number of affiliated persons and entities that may be deemed “participants” for purposes of the solicitation rules of the Securities and Exchange Commission (“SEC”), filed a preliminary proxy statement on Schedule 14A with the SEC relating to a possible solicitation of proxies from the shareholders of Sovereign Bancorp, Inc. (“Sovereign”) in connection with Relational’s nomination of Ralph Whitworth and David Batchelder for election to Sovereign’s board of directors at Sovereign’s 2006 Annual Meeting of shareholders. On December 13, 2005, Relational filed with the SEC a revised preliminary proxy statement.  Relational will prepare and file with the SEC a definitive proxy statement relating to their nomination of Messrs. Whitworth and Batchelder and may file other proxy solicitation materials.  RELATIONAL ANTICIPATES THAT IT WILL FURTHER REVISE AND FILE THE PRELIMINARY PROXY STATEMENT AND SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AS REVISED (AND THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE) BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING RELATIONAL’S NOMINATION OF MESSRS. WHITWORTH AND BATCHELDER FOR ELECTION AS DIRECTORS.  The preliminary proxy statement is, and the revised preliminary proxy statement and the definitive proxy statement (when they become available) will be, available for free at www.sec.gov, along with any other relevant documents.  You may also obtain a free copy of the preliminary proxy statement, or the definitive proxy statement (when it becomes available), by contacting Maudie Holland of Relational at (858) 704-3321, or by sending an email to maudie@rillc.com.  Information regarding the names, affiliation, and interests of persons who may be deemed to be participants in our solicitation of proxies of Sovereign’s shareholders is available in the preliminary proxy statement filed with the SEC on October 20, 2005 and the revised preliminary proxy statement filed on December 13, 2005.

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For more information contact:

Sandi Christian

Relational Investors

(858) 704-3335

slc@rillc.com